Exhibit 99.1

Perspective Therapeutics Announces First Patient Dosed in a Phase 1 Study of [(212)Pb]VMT-α-NET to Treat Refractory or Relapsed Neuroendocrine Tumors

-	First U.S. patient with refractory or relapsed SSTR2-positive neuroendocrine tumors treated with [212Pb]VMT-α-NET

-	Preliminary data readout expected in second half of 2024

SEATTLE – December 7, 2023 – Perspective Therapeutics, Inc. (“Perspective” or “the Company”) (NYSE AMERICAN: CATX), announced today that the first patient was dosed at the University of Iowa in an investigator-initiated Phase 1 trial evaluating the safety of [212Pb]VMT-α-NET, a targeted alpha-particle therapy (TAT), in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2) expressing neuroendocrine tumors (NETs). The patients being enrolled in the study have either progressed or relapsed after previous therapies, including currently approved peptide receptor radionuclide therapies (“PRRT”).

The trial is a single-center, open-label study of [212Pb]VMT-α-NET that is designed to explore safety and efficacy when pre-treatment dose planning is aided by imaging with [203Pb]VMT-α-NET using quantitative SPECT/CT imaging. Participants are assigned a radiation dose to the kidneys that may not be exceeded and is tailored to each person's unique tumor uptake of [203Pb]VMT-α-NET and how long it lasts in the body.

“We are delighted that this innovative investigator-initiated study has commenced in refractory and relapsed neuroendocrine tumor patients,” said Thijs Spoor, Chief Executive Officer at Perspective Therapeutics. “Along with our company-sponsored first-line trial that is well underway, we expect that the data gathered during this investigator initiated trial from this previously treated population will increase the number of patients who might be available to receive [212Pb]VMT-α-NET in the future. The first-line PRRT setting has been commercially validated by [177Lu]DOTATATE, and there has also recently been a great deal of value ascribed to development in the PRRT-relapsed setting, so we look forward to seeing the results of these investigations.”

“Although [177Lu]DOTATATE is effective at delaying tumor progression in patients with NETs, we know that many become refractory to treatment,” said Markus Puhlmann, Chief Medical Officer of Perspective Therapeutics. “The preliminary data from the clinical investigation program underway in India has shown that responses are possible in PRRT-refractory and relapsed settings, as presented at the European Association of Nuclear Medicine meeting in September 2023. Although we believe [212Pb]VMT-α-NET has the potential to provide significant improvements in clinical outcomes compared to standard of care [177Lu]DOTATATE, there is also a large number of patients who have exhausted these treatment options. We are excited by this collaboration, and we look forward to the Iowa team presenting preliminary findings in 2024.”

About The Study

This is a single site safety study (clinicaltrials.gov identifier NCT06148636) of [212Pb]VMT-α-NET targeted alpha-particle therapy for patients with refractory or relapsed somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors. The first part of this Phase 1 trial is imaging with a surrogate tracer, [203Pb]VMT-α-NET, using SPECT/CT imaging. Each participant is assigned a radiation dose to the kidneys that cannot be exceeded.

The second part of the study is a sequential 3 + 3 dose escalation phase of 4 cohorts based on the maximum allowed injected dose for an individual while keeping kidney exposure to less than a predetermined threshold. The study involves 2 treatments, about 8 to 10 weeks apart. The drug will be given by infusion once per treatment. Participants will also receive an infusion of amino acids to help protect the kidneys as well as medications to help protect against nausea. A participant administered [212Pb]VMT-α-NET, will be monitored for at least 6 months for safety assessments. Participants will also have imaging at 6 months post-treatment to measure how their tumors responded to therapy and will have lifelong follow-up for this study.

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors and as a result, there are approximately 175,000 people living with this diagnosis.

About VMT-α-NET

VMT-α-NET is a clinical stage targeted alpha particle therapy (TAT) radiopharmaceutical being developed for the treatment and diagnosis of somatostatin receptor subtype 2 (SSTR2) expressing neuroendocrine tumors, which are a rare and difficult-to-treat type of cancer. VMT-α-NET incorporates Perspective Therapeutics' proprietary lead-specific chelator (PSC) to bind Pb-203 for SPECT imaging, and Pb-212 for alpha particle therapy.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a diversified medical technology and radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body. The Company has a proprietary technology that utilizes the alpha emitting isotope Lead-212 to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company’s melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary Lead-212 generator to secure key isotopes for clinical trial and commercial operations.

Perspective is the sole producer of Cesium-131 brachytherapy seeds which are commercially available in the United States for the treatment of prostate cancer and other solid tumors.

For more information, please visit the Company’s website at www.perspectivetherapeutics.com .

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential" or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things: the Company’s expectation that the data gathered will increase the number of patients who might be able to receive [212Pb]VMT-α-NET in the future; the Company’s belief that [212Pb]VMT-α-NET has the potential to provide significant improvements in clinical outcomes compared to standard of care [177Lu]DOTATATE; the Company’s expectation that the Iowa team will present preliminary findings in 2024; the Company’s prediction that complementary imaging diagnostics that incorporate certain targeting peptides provide the opportunity to personalize treatment and optimize patient outcomes; the Company’s expectation that its "theranostic" approach enables the ability to see specific tumors and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments; the Company's clinical development plans and the expected timing thereof; the potential functionality, capabilities, and benefits of the Company's product candidates and the potential application of these product candidates for other disease indications; the Company's expectations, beliefs, intentions, and strategies regarding the future; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the potential that regulatory authorities may not grant or may delay approval for the Company's product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the Company’s ability to continue as a going concern; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company's ability to obtain and maintain regulatory approval for the Company's product candidates; delays, interruptions or failures in the manufacture and supply of the Company's product candidates; the size and growth potential of the markets for the Company's product candidates, and the Company's ability to service those markets; the Company's cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company's expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company's ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth and successfully integrate its businesses; the Company's ability to maintain its key employees; whether there is sufficient training and use of the Company's products and product candidates; the market acceptance and recognition of the Company's products and product candidates; the Company's ability to maintain and enforce its intellectual property rights; the Company's ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company's ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, FDA fast track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Transition Report on Form 10-KT and the Company's most recent Quarterly Report on Form 10-Q, each filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov.

Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

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